Exhibit 10(a)

April 11, 2003

Mr. Lanny H. Michael

c/o Airborne Express, Inc.

Post Office Box 662

Seattle, WA 98111

Dear Mr. Michael:

The purpose of this letter is to amend the letter agreement by and among you, Airborne, Inc. and Airborne Express, Inc. dated August 7, 2001 (the “Agreement”) to provide a window period following a “change in control” (as defined in the Agreement) during which you may terminate your employment with the Company (as defined in the Agreement) without any reason and still be entitled to the benefits set forth in Section 7 of the Agreement and to establish your current base pay and bonus payable for 2002 as the floor for calculating the multiple of base pay and bonus portions of the benefits payable under the Agreement. Accordingly, your Agreement is hereby amended as follows:

1.	Section 6 is amended by changing the title to “Window Period; Good Reason.”

2.	Section 6 is further amended by adding the following sentence at the beginning:

“You may terminate your employment with the Company during the Window Period without any reason and receive the benefits set forth in Section 7. For purposes of this Section 6, “Window Period” shall mean the 30-day period immediately following the first anniversary of the date of the ‘change in control.’”

3.	Section 7(b)(i) is amended in its entirety to read as follows:

“(i) The sum of A and B, multiplied by the number set forth in paragraph (b)(ii) below, where

A is the highest of the following: (1) your annual base salary at the rate in effect as of your termination, (2) your annual base salary at the highest rate in effect during the two-year period prior to the date of termination, and (3) $370,000, and

B is the amount of any additional compensation, including any sums awarded under the Executive Incentive Compensation Plan (“EICP”), the Executive Group Incentive Compensation Plan (“EGICP”) and the Management Incentive Compensation Plan (“MICP”) (or any replacement or successor plans), awarded you for the year most recently ended, whether or not fully paid, or, if higher, such additional compensation for the year in which your termination

Mr. Lanny H. Michael

Page Two

April 11, 2003

occurred, determined in accordance with the following principles: the additional compensation under such plans for the year in which your termination occurred shall be (1) for the period up until the end of the most recent quarter-end prior to termination, a pro rata amount of the annual award that would have been made assuming (i) to the extent such award is based on an objective performance measure, the actual performance for that period, expressed as a percentage of target for that measure during the period, continued the entire year, and (ii) to the extent the award is based on other factors or if the target performance was not established prior to the applicable quarter-end, the award shall be made by assuming performance for the year equaled the weighted average of percentages of target performance achieved for the objective measures for such period, and (2) for the remaining period, a pro rata amount of the annual award that would have been made assuming performance for each measure for the year equaled the targets.1 The additional compensation for such year under any replacement or successor to such plans shall be based on comparable principles. Notwithstanding the foregoing, in no event shall B be less than $337,429.”

If you agree that this letter correctly sets forth our agreement regarding the amendment of the Agreement, sign and return to the Company the enclosed copy of this letter and retain your copy for your files.

AIRBORNE, INC.

By	/s/ Carl D. Donaway
	Its	Chairman and Chief Executive Officer

AIRBORNE EXPRESS, INC.

By	/s/ David C. Anderson
	Its	Vice President, General Counsel
and Corporate Secretary

/s/ Lanny H. Michael
Lanny H. Michael